[Quantum Letterhead]

May 21, 2017

Mr. Alex Pinchev
[Address]

Dear Alex:

We are pleased to offer you the opportunity to serve on the Board of Directors (the “Board”) of Quantum Corporation (“Quantum”), to be effective when formally approved by the Quantum Board.

As a Member of the Board of Directors, and under the current Board compensation program, your Board retainer will be $50,000 per annum, all of which will be paid in cash. Your committee membership and committee retainer will be determined following your appointment. The retainers are generally paid in quarterly installments. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will recommend to the Leadership and Compensation Committee that restricted stock units (RSUs) with a total value of $125,000 be awarded to you, calculated using a company stock value of the higher of $8 or the current stock price (capping the RSU grant at 15,625 shares). The number of RSUs to be awarded will be determined at the time of award based on the company’s closing stock price on the date of the Leadership and Compensation Committee’s approval, which occurs on the first business day of every month. Therefore, the number of RSUs to be awarded to you will be determined using the closing stock price on June 1, 2017. These RSUs will vest over two (2) years with 50% of the RSUs vesting after one (1) year and the remaining 50% vesting in quarterly installments over the second year. Once the RSUs have been approved, you will receive documentation from E*Trade, Quantum’s Stock Administrator, within two (2) months from your start date. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total value of $100,000 per annum.

Lastly, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. If you are interested in further information about this program, please let us know and we will forward it to you.

To confirm your acceptance of our offer, please sign one copy of this letter, complete the enclosed documents, and return them to Shawn Hall via email at shawn.hall@quantum.com or by mail to: Shawn Hall, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you.

Sincerely,

Jon Gacek
President & CEO
Quantum Corporation
[phone number]

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in Quantum’s Business Conduct and Ethic’s Policy, Section 16 Policy, Insider Trading Policy, and Corporate Governance Principles.

Signed: ____/s/ Alex Pinchev ________________________________    Date: ___5/24/2017
Alex Pinchev

Enclosures:
Director Change in Control Agreement
Director Indemnification Agreement
The High Road: Quantum’s Business Conduct & Ethics Policy
Section 16 Policy Documentation
Insider Trading Policy
Corporate Governance Principles
EFT Form
W-9

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